June 29, 2000



netGuru, Inc.
22700 Savi Ranch Parkway
Yorba Linda, CA  92887

              Re:      Form S-3 Registration Statement
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Gentlemen:

         We have acted as special counsel to netGuru, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 2,734,842 shares of the Company's common stock, $.01 par value (the "Shares"). The Shares are being offered for sale by certain security holders of the Company (the "Selling Security Holders") identified in the Registration Statement.

         On the basis of such investigations as we have deemed necessary, we are of the opinion that the Shares to be offered for sale by the Selling Security Holders have been duly authorized and are (or, upon exercise of warrants or options or upon conversion of outstanding shares of Series B Cumulative Convertible Preferred Stock in accordance with their terms, will be) fully paid and nonassessable and have been (or, upon the execution and delivery of certificates, representing Shares after exercise of warrants or options or upon conversion of outstanding shares of Series B Cumulative Convertible Preferred Stock in accordance with their terms, will be) validly issued.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ RUTAN & TUCKER, LLP